QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 3, 2006

Registration No. 333-134390

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM F-10

(Amendment No. 3)
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TECK COMINCO LIMITED
(Exact Name of Registrant as Specified in its Charter)

Canada (Province or other jurisdiction of incorporation or organization)	1400 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No., if applicable)

Suite 600, 200 Burrard Street
Vancouver, British Columbia, Canada
V6C 3L9
(604) 687-1117
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)
Copies to:
Geofrey Myers Lang Michener LLP, BCE Place, P.O. Box 747 Suite 2500, 181 Bay Street Toronto, Ontario, Canada M5J 2T7 (416) 360-8600	Peter Rozee Teck Cominco Limited Suite 600, 200 Burrard Street Vancouver, British Columbia, Canada V6C 3L9 (604) 687-1117	Edwin S. Maynard Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

        Approximate date of commencement of proposed sale of the securities to the public:    From time to time after the effective date of this Registration Statement.

        It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration fee (3)

Class B Subordinate Voting Shares	132,303,608	$9,297,811,730.78	$994,866

(1)
Represents the maximum number of Teck Cominco Limited ("Teck") Class B Subordinate Voting Shares estimated to be issuable upon consummation of the exchange offer for all of the outstanding common shares of Inco Limited ("Inco") based on 227,282,034, which is the estimated number of outstanding Inco common shares as of June 30, 2006 assuming full conversion of all outstanding exercisable options, warrants, and convertible debentures for Inco common shares, other than any Inco common shares owned directly or indirectly by Teck and its affiliates (except for the Inco common shares owned by Teck that have been pledged as security for Teck's obligations under the 3% Exchangeable Debentures due September 3, 2021 issued by Teck).

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price is equal to (a) the product of (i) $76.26, which is the average of the high and low sale prices of Inco common shares as reported on the New York Stock Exchange on July 28, 2006, and (ii) 227,282,034, which is the estimated number of outstanding Inco common shares as of June 30, 2006 assuming full conversion of all outstanding exercisable options, warrants, and convertible debentures for Inco common shares, other than any Inco common shares owned directly or indirectly by Teck and its affiliates (except for the Inco common shares owned by Teck that have been pledged as security for Teck's obligations under the 3% Exchangeable Debentures due September 3, 2021, issued by Teck) less (b) the maximum aggregate amount of cash payable by Teck in the exchange offer.

(3)
Of which $764,419 has been previously paid.

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

        Teck hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

Item 1. Home Jurisdiction Document

        This Amendment No. 3 amends and supplements the registration statement on Form F-10 (as amended, the "Registration Statement") filed on May 23, 2006, by Teck Cominco Limited, a corporation existing under the laws of Canada ("Teck").

        The Registration Statement relates to the offer (the "Offer") by Teck to purchase, on and subject to the terms and conditions of the Offer and Circular dated May 23, 2006 (as amended, the "Offer and Circular"), as amended hereby, all of the outstanding common shares of Inco Limited, a corporation existing under the laws of Canada ("Inco"), together with associated rights (the "Rights") issued and outstanding under the shareholder rights plan of Inco (together, the "Inco Shares"), other than any Inco Shares owned, directly or indirectly, by Teck and its affiliates on any date upon which Teck takes up or acquires Inco Shares pursuant to the Offer, and including any Inco Shares that may become issued and outstanding after the date of the Offer but prior to midnight (Toronto time) on August 16, 2006 or such other date as is set out in a notice of variation of the Offer issued at any time and from time to time accelerating or extending the period during which Inco Shares may be deposited to the Offer (the "Expiry Date") (provided that, if such day is not a business day, then the Expiry Date will be the next business day), upon the conversion, exchange or exercise of any securities of Inco (other than the Rights) that are convertible into or exchangeable or exercisable for Inco Shares, for a combination of, at the election of each holder, (a) Cdn. $82.50 in cash or (b) 1.1293 Teck Class B subordinate voting shares and Cdn. $0.05 in cash for each Inco common share, subject, in each case, to pro ration.

        The information set forth in the Offer and Circular, the Notice of Variation and Extension dated July 24, 2006 (the "First Variation"), filed as Exhibit 4.8 and the Notice of Variation and Extension dated August 3, 2006 (the "Second Variation"), filed as Exhibit 4.9, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated by reference in response to all items of information required to be included in, or covered by, this Registration Statement and is supplemented by the information specifically provided herein.

        Capitalized terms used herein and not defined herein have the respective meaning assigned to such terms in the Offer and Circular, as amended by the First Variation and Second Variation.

Item 3. Informational Legends

        See the outside front cover page and the inside front cover page of the Second Variation.

Item 4. Incorporation of Certain Information by Reference

        As required by this Item, the Offer and Circular provides that copies of the documents incorporated therein by reference may be obtained on request without charge from the Corporate Secretary of Teck, Suite 600, 200 Burrard Street, Vancouver, British Columbia, Canada, V6C 3L9 or by telephone at (604) 687-1117.

Item 5. List of Documents Filed with the Commission.

        See the heading "Documents Filed as Part of the Registration Statement" in the Offer and Circular.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

Indemnification

        Under the Canada Business Corporations Act (the "CBCA"), Teck may indemnify a present or former director or officer of Teck or another individual who acts or acted at Teck's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Teck or the other entity. Teck may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of Teck, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Teck's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from Teck as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and they fulfill the conditions set out above. Teck may advance monies to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

        The by-laws of Teck provide that, subject to the limitations contained in the CBCA, Teck shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Teck's request as a director or officer of a body corporate of which Teck is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of Teck or any such body corporate) and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of Teck or such body corporate, if he acted honestly and in good faith with a view to the best interests of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of Teck also provide that Teck shall also indemnify such a person in such other circumstances as the CBCA permits or requires.

        The by-laws of Teck provide that Teck may, subject to the limitations contained in the CBCA, purchase and maintain insurance for the benefit of any person referred to in the foregoing paragraph. Teck has purchased third party director and officer liability insurance.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Teck pursuant to the foregoing provisions, Teck has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit Number	Description
2.1*	Dealer Manager Agreement, dated May 22, 2006, among Teck Cominco Limited, and BMO Nesbitt Burns Inc., Harris Nesbitt Corp., Merrill Lynch Canada Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
2.2*	Agreement, dated as of May 9, 2006, between Teck Cominco Limited and Innisfree M&A Incorporated.
4.1*	Annual Information Form dated March 1, 2006 for the year ended December 31, 2005 (incorporated by reference to Teck's Annual Report on Form 40-F for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 30, 2006).
4.2*	Restated audited consolidated financial statements, and the related notes thereto, as at December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003 and the Auditors' Report thereon (incorporated by reference to Teck's Annual Report on Form 40-F/A, as filed with the Securities and Exchange Commission on May 22, 2006).
4.3*	Management's Discussion and Analysis of Financial Position and Operating Results of Teck for the year ended December 31, 2005 (incorporated by reference to Teck's Annual Report on Form 40-F/A, as filed with the Securities and Exchange Commission on May 22, 2006).
4.4*	Management Proxy Circular dated March 1, 2006 in connection with the Annual Meeting of Shareholders held on April 26, 2006 (incorporated by reference to Teck's Report on Form 6-K, as furnished to the Securities and Exchange Commission on March 22, 2006).
4.5*	Restated unaudited consolidated interim financial statements for the three months ended March 31, 2006 and 2005 (incorporated by reference to Teck's Report on Form 6-K, as furnished to the Securities and Exchange Commission on May 22, 2006).
4.6*	Management's Discussion and Analysis of Financial Position and Operating Results of Teck for the three months ended March 31, 2006 and 2005 (incorporated by reference to Teck's Report on Form 6-K, as furnished to the Securities and Exchange Commission on May 11, 2006).
4.7*	Material Change Report relating to the Announcement of the Offer (incorporated by reference to Teck's Report on Form 6-K, as furnished to the Securities and Exchange Commission on May 11, 2006).
4.8*	Notice of Variation and Extension dated July 24, 2006
4.9	Notice of Variation and Extension dated August 3, 2006.
4.10	Revised Letter of Transmittal.
4.11	Revised Notice of Guaranteed Delivery.
5.1*	Consent of PricewaterhouseCoopers LLP.
5.2*	Consent of Lang Michener LLP.
5.3*	Consent of William P. Armstrong, P. Eng.
5.4*	Consent of Dan Gurtler, AIMM.
5.5*	Consent of Colin McKenny, P. Geol.
5.6*	Consent of GLJ Petroleum Consultants Ltd.
5.7*	Awareness Letter of PricewaterhouseCoopers LLP.
5.8*	Consent of PricewaterhouseCoopers LLP.
5.9*	Consent of PricewaterhouseCoopers LLP.
5.10	Consent of PricewaterhouseCoopers LLP.
5.11	Awareness Letter of PricewaterhouseCoopers LLP.
6.1*	Powers of Attorney.
6.2	Power of Attorney (included on the signature pages of this Registration Statement).
*
Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

        Teck undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

        Concurrent with the filing of the initial Registration Statement on Form F-10, Teck has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

        Any change to the name or address of the agent for service of process of Teck shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Teck certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto in the Province of Ontario, Canada, on August 3, 2006.

TECK COMINCO LIMITED
By:	/s/ PETER ROZEE
	Name:	Peter Rozee
	Title:	Senior Vice President, Commercial Affairs

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Donald R. Lindsay and Ronald A. Millos, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Norman B. Keevil	Chairman and Director	August 3, 2006
/s/ DONALD R. LINDSAY Donald R. Lindsay	Chief Executive Officer, President and Director (Principal Executive Officer)	August 3, 2006
/s/ RONALD A. MILLOS Ronald A. Millos	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2006
* Robert J. Wright	Deputy Chairman and Director	August 3, 2006
* J. Brian Aune	Director	August 3, 2006

* Lloyd I. Barber	Director	August 3, 2006
* Jalynn H. Bennett	Director	August 3, 2006
* Hugh J. Bolton	Director	August 3, 2006
* Norman B. Keevil III	Director	August 3, 2006
/s/ TAKASHI KURIYAMA Takashi Kuriyama	Director	August 1, 2006
* Takuro Mochihara	Director	August 3, 2006
* Warren S. R. Seyffert	Director	August 3, 2006
* Keith E. Steeves	Director	August 3, 2006
* Chris M. T. Thompson	Director	August 3, 2006
* David A. Thompson	Director	August 3, 2006
*By:	/s/ RONALD A. MILLOS Ronald A. Millos Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, Teck Cominco American Incorporated as the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Teck Cominco Limited in the United States, in the City of Spokane, State of Washington on August 3, 2006.

TECK COMINCO AMERICAN INCORPORATED
By:	/s/ C. BRUCE DILUZIO Name: C. Bruce DiLuzio Title: V.P., Law & Administration

EXHIBITS

Exhibit Number	Description
2.1*	Dealer Manager Agreement, dated May 22, 2006, among Teck Cominco Limited, and BMO Nesbitt Burns Inc., Harris Nesbitt Corp., Merrill Lynch Canada Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
2.2*	Agreement, dated as of May 9, 2006, between Teck Cominco Limited and Innisfree M&A Incorporated.
4.1*
Annual Information Form dated March 1, 2006 for the year ended December 31, 2005 (incorporated by reference to Teck's Annual Report on Form 40-F for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 30, 2006).
4.2*
Restated audited consolidated financial statements, and the related notes thereto, as at December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003 and the Auditors' Report thereon (incorporated by reference to Teck's Annual Report on Form 40-F/A, as filed with the Securities and Exchange Commission on May 22, 2006).
4.3*
Management's Discussion and Analysis of Financial Position and Operating Results of Teck for the year ended December 31, 2005 (incorporated by reference to Teck's Annual Report on Form 40-F/A, as filed with the Securities and Exchange Commission on May 22, 2006).
4.4*
Management Proxy Circular dated March 1, 2006 in connection with the Annual Meeting of Shareholders held on April 26, 2006 (incorporated by reference to Teck's Report on Form 6-K, as furnished to the Securities and Exchange Commission on March 22, 2006).
4.5*
Restated unaudited consolidated interim financial statements for the three months ended March 31, 2006 and 2005 (incorporated by reference to Teck's Report on Form 6-K, as furnished to the Securities and Exchange Commission on May 22, 2006).
4.6*
Management's Discussion and Analysis of Financial Position and Operating Results of Teck for the three months ended March 31, 2006 and 2005 (incorporated by reference to Teck's Report on Form 6-K, as furnished to the Securities and Exchange Commission on May 11, 2006).
4.7*	Material Change Report relating to the Announcement of the Offer (incorporated by reference to Teck's Report on Form 6-K, as furnished to the Securities and Exchange Commission on May 11, 2006).
4.8*	Notice of Variation and Extension dated July 24, 2006.
4.9	Notice of Variation and Extension dated August 3, 2006.
4.10	Revised Letter of Transmittal.
4.11	Revised Notice of Guaranteed Delivery.
5.1*	Consent of PricewaterhouseCoopers LLP.
5.2*	Consent of Lang Michener LLP.
5.3*	Consent of William P. Armstrong, P. Eng.
5.4*	Consent of Dan Gurtler, AIMM.

5.5*	Consent of Colin McKenny, P. Geol.
5.6*	Consent of GLJ Petroleum Consultants Ltd.
5.7*	Awareness Letter of PricewaterhouseCoopers LLP.
5.8*	Consent of PricewaterhouseCoopers LLP.
5.9*	Consent of PricewaterhouseCoopers LLP.
5.10	Consent of PricewaterhouseCoopers LLP.
5.11	Awareness Letter of PricewaterhouseCoopers LLP.
6.1*	Powers of Attorney.
6.2	Power of Attorney (included on the signature pages of this Registration Statement).
*
Previously filed.

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
  Item 1. Home Jurisdiction Document
  Item 3. Informational Legends
  Item 4. Incorporation of Certain Information by Reference
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
POWER OF ATTORNEY
AUTHORIZED REPRESENTATIVE
EXHIBITS